Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Simmons First National Corporation on Form S-4 (Amendment No. 1) of our report, dated March 13, 2013, with respect to the consolidated balance sheet of Metropolitan National Bank as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the two years then ended, included in Simmons First National Corporation’s Form 8-K (Amendment No. 1) filed on February 7, 2014, which has been incorporated by reference. We also consent to the reference to our firm under the caption “Experts.”

/s/ Frost, PLLC

Certified Public Accountants

Little Rock, Arkansas

September 11, 2014